Filed pursuant to rule 424(b)(3)
Registration No. 333-182867

PROSPECTUS

Global Geophysical Services, Inc.

Offer to exchange its 10½% Senior Notes due 2017, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10½% Senior Notes due 2017.

The exchange offer and withdrawal rights will expire at 5:00 p.m., eastern time, on September 27, 2012 unless extended.

We are offering to exchange up to $50.0 million in aggregate principal amount of our 10½% senior notes due 2017, which have been registered under the Securities Act of 1933, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 10½% senior notes due 2017 issued on March 28, 2012  referred to in this prospectus as the “old notes.”  We are offering the new notes, with terms substantially identical to those of the old notes, in exchange for the old notes to satisfy our registration obligations pursuant to the registration rights agreement entered into at the time of offering the old notes. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

See “Risk Factors” starting on page 7 of this prospectus for a discussion of factors you should consider in connection with the exchange offer.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of the New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2012

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

         We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

_________________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”).  We may add, update or change in a prospectus supplement any information contained in this prospectus.  You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any decisions to participate in the exchange offer.

MARKET, RANKING AND OTHER DATA

The data included or referenced in this prospectus regarding markets and ranking are based on published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included or referenced in this prospectus, and estimates and beliefs based on that data may not be reliable, and as such we do not make any representation as to the accuracy of such information contained or referenced in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business.  In addition, our names, logos and website names and addresses are our service marks or trademarks.   Solely for convenience, some of the trademarks, service marks or trade names referred to in this prospectus may be listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities we are offering by this prospectus.  This prospectus does not contain all of the information included in the registration statement, including its exhibits and schedules.  You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE., Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489
Telephone: (713) 972-9200
Attention: Senior Vice President, Secretary and General Counsel

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than 5 business days before the expiration date of the exchange offer.  The exchange offer will expire at 5:00 p.m. eastern time on September 27, 2012.  The exchange offer can be extended by us in our sole discretion.  The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).   This means that we are disclosing important information to you by referring to those documents.  The following documents, and any future filings we make with the SEC, are being incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Proxy Statement on Form DEF 14A for our 2012 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2012; and

•
our Current Reports on Form 8-K filed on January 5, 2012, January 6, 2012, January 25, 2012, January 31, 2012, February 7, 2012, March 1, 2012, March 23, 2012, March 30, 2012, April 5, 2012, April 11, 2012, April 20, 2012, April 27, 2012, June 5, 2012, July 23, 2012, and August 2, 2012.

The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  Each of these documents is available from the SEC’s web site and public reference rooms described above. Through our website, http://www.globalgeophysical.com , you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports.  Information on our website is not incorporated by reference in this prospectus.  Access to those electronic filings is available as soon as practical after filing such documents with the SEC.

We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted.  You should not assume that the information in this prospectus or in any document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are not statements of historical fact and may involve risks and uncertainties. We have based these forward-looking statements on our current expectations and projections about us and our industry. These forward-looking statements include information about possible or assumed future results of our operations.  When we use words such as “anticipate,” “believe,” “estimate,” “intend,”  “plan,” “project,” “forecast,” “may,” “should,”  “expect,” “probably” or similar expressions, we are making forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•	market developments affecting, and other changes in, the demand for seismic data and related services;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct business;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	a decline in capital expenditures by oil and gas exploration and production companies;

•	our future capital requirements and availability of financing on satisfactory terms;

•	governmental regulation;

•	the timing and extent of changes in the price of oil and gas;

•	our ability to convert backlog into revenues;

•	the effects of weather or other delays on our operations;

•	technological obsolescence of our seismic data acquisition equipment;

•	availability or increases in the price of seismic equipment;

•	availability of crew personnel and technical personnel;

•	competition; and

•	cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance.

The information contained in this prospectus, including the information set forth under the heading “Risk Factors,” identifies additional factors that could cause our results or performance to differ materially from those we express or imply in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this prospectus, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

SUMMARY

This summary highlights selected information about us and the exchange offer contained in greater detail elsewhere in this prospectus.  This summary is not complete and does not contain all of the information that is important to you. You should carefully read this prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of us and the exchange offer, before deciding whether or not to participate in the exchange offer. You should carefully read the entire prospectus; especially the information presented under the headings “Risk Factors” and “Special Note Regarding Forward Looking Statements” before deciding whether or not to participate in the exchange offer.  In this prospectus, except where we are describing the terms of the notes, and unless the context otherwise indicates, the “Company,” “Global,” “we,” “us,” “our,” and “ours” refer to Global Geophysical Services, Inc. and our direct and indirect subsidiaries.

Global Geophysical Services, Inc.

We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade® (“RG3D”) seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, microseismic monitoring, processing and interpretation services. Through these services, we deliver data that enables the creation of high-resolution images of the earth’s subsurface and that reveals complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs.  Companies participating in the mining, geothermal and carbon sequestration businesses may also use seismic services.  We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.

Our seismic solutions are used by many of the world’s largest and most technically advanced oil and gas exploration and production companies, including national oil companies, major integrated oil companies, and large independent oil and gas companies. We provide seismic data acquisition on a worldwide basis for land, transition zone and shallow marine areas, including challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. We also have significant operational experience in most of the major U.S. shale plays, including the Haynesville, Barnett, Bakken, Fayetteville, Eagle Ford and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited.

Corporate Information

Our principal executive offices are located in the greater Houston, Texas metropolitan area at 13927 South Gessner Road, Missouri City, Texas 77489, and our telephone number is (713) 972-9200. Our website address is www.globalgeophysical.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Exchange Offer

On March 28, 2012, we completed the private offering of $50.0 million aggregate principal amount of 10½% Senior Notes due 2017.  As part of that offering we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.  Below is a summary of the exchange offer.

Old Notes	10½% Senior Notes due 2017
New Notes
Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer
We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $50.0 million aggregate principal amount of 10½% Senior Notes due 2017 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., eastern time, on September 27, 2012 unless extended
Procedures for Tendering
To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also affect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of Transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes
Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration of the exchange offer.

Interest Payments on the New Notes
The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions.  We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information.

Resales of New Notes
Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

  you are acquiring the new notes in the ordinary course of your business;
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;
  you are not an “affiliate” of ours; and
  you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “The Exchange Offer—Resales of New Notes.”

Exchange Agent
The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds
We will not receive any proceeds from the issuance of new notes in the exchange offer.  We will pay all expenses incident to the exchange offer.  See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The summary below describes the principal terms of the new notes.  The terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Global Geophysical Services, Inc.
Notes Offered
$50.0 million in aggregate principal amount of our 10½% senior unsecured notes due 2017.  The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Maturity Date	The new notes will mature on May 1, 2017.
Interest	10½% per year (calculated using a 360-day year).
Interest Payment Dates	Interest on the new notes will be paid each May 1 and November 1, commencing May 1, 2012. Interest will accrue from the issue date of the old notes.
Ranking	The new notes will be our general unsecured, senior obligations. Accordingly, they will rank:

  effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;
  effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);
  equal in right of payment to all of our existing and future senior indebtedness (including our 10½% senior notes due 2017 issued on April 27, 2010 (our “2010 10½% senior notes”); and
  senior in right of payment to all of our future subordinated indebtedness.

As of June 30, 2012, after giving effect to the offering of the old notes, and the application of the proceeds therefrom, we had:

  approximately $325.0 million of total indebtedness, of which $50.0 million was the old notes, $200.0 million was the 2010 10½% senior notes, $61.5 million was secured indebtedness, none of which would have been subordinate in right of payment to the notes, and $13.5 million was unsecured indebtedness.

Subsidiary Guarantees	The payment of the new notes is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries.
Each such subsidiary guarantee ranks:

  effectively subordinate to all existing and future secured indebtedness of the guarantor subsidiary, including the guarantees of indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;
  effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of our non‑guarantor subsidiaries (other than indebtedness and other liabilities owed to us);

  equal in right of payment to all existing and future senior indebtedness of the guarantor subsidiary; and
  senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

Not all of our subsidiaries guarantee the new notes. As of June 30, 2012, after giving effect to the offering of the old notes, and the application of the proceeds therefrom:

  the new notes are effectively subordinated to $62.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries;
  our non-guarantor subsidiaries had assets representing approximately 2.4% of our consolidated assets as of June 30, 2012, and revenue representing approximately 40.7% of our consolidated revenues for the six months ended June 30, 2012; and
  without including guarantees of indebtedness evidenced by the notes, the guarantor subsidiaries would have had no significant indebtedness other than guarantees of obligations under our revolving credit facility.

Optional Redemption
At any time prior to May 1, 2013, we may, from time to time, redeem up to 35% of the aggregate principal amount of the new notes with the net cash proceeds of certain equity offerings at the redemption price set forth under  “Description of the Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the new notes issued under the indenture remain outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

At any time prior to May 1, 2014, we may redeem the new notes, in whole or in part, at a” make whole” redemption price set forth under “Description of the Notes—Optional Redemption.”
On and after May 1, 2014, we may redeem the new notes, in whole or in part, at the redemption prices set forth under “Description of the Notes—Optional Redemption.”
Change of Control
If a change of control occurs, each holder of new notes may require us to repurchase all or a portion of its new notes for cash at a price equal to 101% of the aggregate principal amount of such new notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  sell assets;
  pay dividends or make other distributions on capital stock or subordinated indebtedness;
  make investments;
  incur additional indebtedness or issue preferred stock;
  create certain liens;
  enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;
  consolidate, merge or transfer all or substantially all of the assets of our company;
  engage in transactions with affiliates; and
  create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications.
Absence of Established Market for the New Notes
The new notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system and there is currently no established market for the new notes.  Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes.

Use of Proceeds
We will not receive proceeds from the issuance of the new notes offered hereby.  In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount.  The old notes surrendered in exchange for the new notes will be retired and canceled.

Original Issue Discount
The old notes were issued with original issue discount for United States federal income tax purposes because the stated principal amount of the notes exceeded their issue price by more than a statutorily defined de minimis amount. United States Holders, whether on the cash or accrual method of tax accounting, are required to include any amounts representing original issue discount in gross income (as ordinary income) on a constant yield to maturity basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For further discussion, see “Certain United States Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” for a discussion of certain factors you should carefully consider before deciding to participate in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus, as well as the risk factors incorporated by reference into this prospectus from Part I, Item IA, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the period ended June 30, 2012 and any other filings we may make with the SEC, each such filing is hereby incorporated by reference into this prospectus before making a decision to participate in the exchange offer.  The risks and uncertainties described below are not the only risks facing us.  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially and adversely affect us. If any of the following risks or uncertainties described actually occurs, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes.  There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (i) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (ii) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the Exchange Offer if the Exchange Offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

We depend on the ability of our subsidiaries to pay dividends to us in order to service our indebtedness.

Dividends and other permitted distributions from our subsidiaries are a significant source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses. The inability of our subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements could have an adverse effect on our cash flow, operations and our ability to meet our debt service obligations.

The new notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.

If we or a subsidiary guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours or of that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the new notes or the affected guarantees. Holders of the new notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the new notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of the new notes would likely receive less, ratably, than holders of secured indebtedness.

The new notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the new notes.

Certain of our subsidiaries, including all of our non-U.S. subsidiaries, will not guarantee the new notes. To the extent that any of our subsidiaries do not guarantee the new notes, the new notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As of June 30, 2012, our subsidiaries that will not guarantee the notes had $62.5 million of outstanding indebtedness and other liabilities.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the new notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the new notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the new notes.

Our failure to comply with restrictive covenants contained in the indenture governing the notes or our current or future credit facilities could trigger prepayment obligations, which could adversely affect our business, financial condition and results of operations.

The indenture governing the new notes will contain covenants that impose restrictions on our company with respect to, among other things, the incurrence of liens on the capital stock of certain of our subsidiaries. The indenture governing the new notes will require us to file with the trustee copies of our annual, quarterly and current reports which we are required to file with the SEC. In addition, our revolving credit facility requires our company and/or certain of our subsidiaries to comply with certain covenants which restrict our ability to take certain actions, such as our ability to pay dividends. Our failure to comply with these covenants could result in an event of default under any indenture or credit facility we may enter into in the future, which, if not cured or waived, could result in us being required to repay the new notes, our 2010 10½% senior notes or any amounts outstanding under our revolving credit facility prior to maturity. As a result, our business, financial condition and results of operations could be adversely affected.

We may choose to redeem the new notes when prevailing interest rates are relatively low.

We may choose to redeem the new notes from time to time, especially when prevailing interest rates are lower than the rate borne by the new notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the new notes being redeemed. Our redemption right also may adversely impact your ability to sell your new notes as the optional redemption date or period approaches.

There is no public market for the new notes, and we cannot assure you that a market for the new notes will develop.

The new notes are a new issue of securities for which there is currently no active trading market. We do not intend to file an application to have the new notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the initial purchasers have indicated that they intend to make a market in the new notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice.

If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the new notes and the market prices quoted for the new notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the new notes.

We may choose to suspend the use of the registration statement under certain circumstances.

After we have registered the notes, we will have the right, pursuant to the registration rights agreement, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the notes under the registration statement.  Therefore, you may only be able to sell or offer the new notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors.

Our creditors or the creditors of our subsidiary guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees of the notes could be avoided as fraudulent transfers if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

•	delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or
•	received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee, and that such guarantor:
o	was insolvent or rendered insolvent at the time it delivered the guarantee;
o	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or
o	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees or that any guarantee would not be subordinated to a guarantor’s other indebtedness.

We may not be able to fulfill our repurchase obligations with respect to the new notes upon a change of control.

If we experience certain specific change of control events, we will be required to offer to repurchase all of the outstanding new notes at 101% of the principal amount of such new notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the new notes that might be tendered in the change of control offer.

The definition of change of control in the indenture governing the new notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’  assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the new notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of new notes to require us to repurchase new notes as a result of a change in the composition of our board of directors may be uncertain.

In addition, our 2010 10½% senior notes and revolving credit facility contain, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the new notes under certain circumstances. If this change of control event occurs at a time when we are prohibited from repurchasing the new notes, we may seek the consent of our lenders to purchase the new notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the new notes. Accordingly, you may not receive the change of control purchase price for the new notes in the event of a sale or other change of control, which will give the trustee and you the right to declare an event of default and accelerate the repayment of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the new notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of new notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the new notes could occur through the “cram-down” provisions of the bankruptcy code. Under these provisions, the new notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Risks Related to our Indebtedness

The proceeds received from the offering of the old notes were used to repay a portion of the indebtedness outstanding under our revolving credit facility.

We have a significant amount of debt and may incur substantial additional debt (including secured debt) in the future.  The terms of our existing debt agreements limit, but do not prohibit, and the terms of the indenture governing the new notes limits, but does not prohibit, us from doing so.  As of June 30, 2012, we had approximately $296.2 million of total long-term indebtedness (comprised primarily of $242.5 million of our 2010 10½% senior notes, net of unamortized discount and $53.1 million borrowings under our revolving credit facility).  We cannot assure you that we will be able to generate sufficient cash to service our debt or sufficient earnings to cover fixed charges in future years.  Increases in outstanding debt above this level will intensify the related risks.

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations. In particular, it could:

•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

Our debt agreements contain, and the terms of the indenture governing the new notes contains, restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

Our debt agreements contain, and the terms of the indenture governing the new notes contains, restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;
•	pay dividends;
•	repay subordinated debt prior to its maturity;
•	grant additional liens on our assets;
•	enter into transactions with our affiliates;
•	repurchase stock;
•	make certain investments or acquisitions of substantially all or a portion of another entity’s business assets; and
•	merge with another entity or dispose of our assets.

For example, our revolving credit facility limits the amount of our capital expenditures, including amounts we may spend on our Multi-client library.  These capital expenditure limitations may limit our ability to add to our multi-client library.

In addition, our revolving credit facility requires us to maintain certain financial ratios and tests.  The requirement that we comply with these provisions may materially and adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

If our lenders foreclose on their security interests in our assets, they will have the right to sell those assets in order to satisfy our obligations to them.

Our obligations under our revolving credit facility are secured by a lien on substantially all of our assets including the equity interests in our material subsidiaries.  In the event of foreclosure, liquidation, bankruptcy or other insolvency proceeding relating to us or our subsidiaries that have guaranteed our debt, holders of this secured indebtedness will have prior claims with respect to substantially all of our assets.  There can be no assurance that we would receive any proceeds from a foreclosure sale of our assets that constitute collateral following the satisfaction of the secured lenders’ priority claims.

If we are unable to comply with the restrictions and covenants in our existing debt agreements and other current and future debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment.

If we are unable to comply with the restrictions and covenants in our existing debt agreements or in future debt agreements, there could be a default under the terms of these agreements.  Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control.  As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests.  In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable.  Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable.  If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing.  Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us.  Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures depends in part on our ability to generate cash in the future.  This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that we will generate sufficient cash flow from operations that we will realize operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs.  If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital.  We cannot assure you that any refinancing or debt restructuring would be possible or, if possible, would be completed on favorable or acceptable terms, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. Disruptions in the capital and credit markets, such as those experienced during 2008 and 2009, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness, including our ability to borrow under our revolving credit facility.  Banks that are party to our revolving creditfacility may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Increases in interest rates would adversely affect our results of operations.

Our revolving credit facility is subject to floating interest rates which vary in line with movements in short-term interest rates.  As a result, our interest expenses may increase significantly if short-term interest rates increase.  A 50 basis point increase in the weighted average interest rate of our revolving credit facility would increase the borrowing cost of our debt outstanding at June 30, 2012 by approximately $0.3 million per year.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby.  In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount.  The old notes surrendered in exchange for the new notes will be retired and cancelled.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents selected historical financial information for the periods indicated. The summary historical consolidated statement of operations information for each of the years in the three-year period ended December 31, 2011 has been derived from our audited financial statements. The financial data set forth below should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2012, both of which are incorporated by reference in this prospectus. Our historical results of operations are not necessarily indicative of results to be expected for any future period.

	Six Month Period Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(unaudited)
(in thousands, except for ratio of earnings to fixed charges)
Statement of Operations Data:
Revenues (1)	$193,483	$162,136	$385,355	$254,705	$312,796
Operating expenses	132,668	121,074	293,865	225,327	262,168
Gross profit	60,815	41,062	91,490	29,378	50,628
Selling, general and administrative expenses	27,626	22,236	46,582	40,387	32,300
Income (loss) from operations	33,189	18,826	44,908	(11,009)	18,328
Interest expense, net	(15,049)	(12,090)	(25,259)	(21,269)	(18,613)
Other income\ (expense), net (2)	(1,469)	1,700	(529)	(6,676)	1,023
Income (loss) before income taxes	16,671	8,436	19,120	(38,954)	738
Income tax expense	7,455	4,955	13,480	600	293
Income (loss) after taxes	$9,216	$3,481	5,640	(39,554)	445
Net income (loss), attributable to non-controlling interests	(260)	106	(22)	162	—
Net income (loss), attributable to common shareholders	$9,476	$3,375	$5,662	$(39,716)	$445
Ratio of earnings to fixed charges (3)	1.77	1.50	1.52	—	1.03
Cash Flows Data:
Cash flows provided by operating activities	$59,816	$61,643	$126,583	$115,841	$80,396
Cash flows used in investing activities	(85,143)	(111,223)	(192,055)	(212,732)	(53,280)
Cash flows provided by (used in) financing activities	27,742	34,496	58,760	108,101	(40,533)
Balance Sheet Data:
Cash and cash equivalents (4)	$23,940	$13,153	$21,525	$28,237	$17,027
Total assets	538,369	468,872	506,373	413,266	316,620
Total debt, including capital leases and current portion (5)	324,962	261,552	292,085	218,344	171,953
Total liabilities	411,923	361,052	392,811	311,409	252,691
Total stockholders’ equity	126,446	107,820	113,562	101,857	63,928

(1)
Includes recognized revenues generated from Multi-client Services of $70.1 million and $76.6 million for the six months ended June 30, 2012 and 2011, respectively, $177.4 million, $134.9 million and $24.5 million in the years ended December 31, 2011, 2010 and 2009, respectively.

(2)	Includes unrealized gain (loss) on derivative instruments, foreign exchange gain (loss), loss on extinguishment of debt, other income (expense) and gains and losses on sales of assets.

(3)
The ratio of earnings to fixed charges was computed by dividing the sum of our earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of all interest and one third of the total of rent, marketing data services, maintenance and equipment rental expenses (considered representative of the interest factor).

(4)
Cash and cash equivalents do not include restricted cash investments of approximately $2.8 million, $5.7 million, $5.6 million, $2.4 million and $5.3 million at June 30, 2012 and 2011, December 31, 2011, 2010 and 2009, respectively.

(5)
Excludes unamortized original issue discount of approximately $7.5 million and $5.3 million at June 30, 2012 and 2011, respectively, $4.9 million, $5.6 million and $2.1 million at December 31, 2011, 2010 and 2009, respectively.

EBITDA.   We define EBITDA as net income before interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  Our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. We believe EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure. EBITDA is also used as a supplemental financial measure by our management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

The table below presents a reconciliation of EBITDA to net income (loss):

Calculation of EBIT and EBITDA (non-GAAP measures) (1)

	Six Month Period Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)

Net income (loss), attributable to common share holders	$9,476	$3,375	$5,662	$(39,716)	$445

Net income (loss), attributable to non-controlling interests	(260)	106	(22)	162	-
Income tax expense	7,455	4,955	13,480	600	293
Interest expense, net	15,049	12,090	25,259	21,269	18,613
EBIT	31,720	20,526	$44,379	$(17,685)	$19,351

Add: Multi-client amortization	48,127	51,855	112,668	92,702	18,629
Add: Net depreciation and other amortization (2)	5,149	14,563	28,215	39,119	57,731
EBITDA	$84,996	$86,944	$185,262	$114,136	$95,711

(1)
EBIT and EBITDA (as defined in the calculations above) are non GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analyst to analyze and compare companies on the basis of operating performance.

(2)	Excludes gain (loss) of sale of assets and includes amortization of intangibles.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012.

You should read this table together with our consolidated financial statements, including the related notes, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, both of which are incorporated by reference in this prospectus.

As of June 30, 2012
(in thousands) (unaudited)
Cash and cash equivalents	$23,940

Revolving credit facility (1)	53,060
$200 million Existing 10½% Senior Notes due 2017	200,000
Notes offered hereby	50,000
Other debt (2)	21,902
Total debt	$324,962
Stockholders’ equity:

Common stock, $.01 par value: 100.0 million shares authorized and 37.1 million shares outstanding	$471
Additional paid-in-capital	249,509
Treasury stock: 9.7 million shares	(96,526)
Accumulated (deficit)	(27,008)
Total stockholders’ equity	126,446
Total capitalization	$451,408
_______________________

(1)	Net proceeds of approximately $45.9 million used to repay revolver borrowings.

(2)	Includes $14.5 million of promissory notes and $7.4 million of capital leases.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the new notes described in this prospectus, the following represents the outstanding indebtedness of the Company.

2010 10½% Senior Notes

On April 27, 2010, we issued $200 million in aggregate principal of our 10½% senior notes due 2017 under the terms of that certain purchase agreement that we entered into with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC as the initial purchasers.  The terms of the 2010 10½% senior notes are pursuant to an indenture entered into with The Bank of New York Mellon Trust Company, N.A., as Trustee.  The 2010 10½% senior notes are unconditionally guaranteed as to principal, premium, if any, and interest by certain of our domestic subsidiaries on a senior unsecured basis.

Additionally, in connection with the offering of the 2010 10½% senior notes, we entered into a registration rights agreement with the initial purchasers. The following is a brief summary of the material terms and conditions of the indenture and the registration rights agreement relating to the 2010 10½% senior notes.

•
Interest — The 2010 10½% senior notes bear interest from April 27, 2010 at a rate of 10.5% per annum. The Company pays interest on the 2010 10½% senior notes semi-annually, in arrears, on May 1 and November 1 of each year.

•
Optional Redemption by the Company — At any time prior to May 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2010 10½% senior notes with the net cash proceeds of certain equity offerings at a redemption price of 110.500% of the aggregate principal amount of the 2010 10½% senior notes redeemed if at least 65% of the aggregate principal amount of the 2010 10½% senior notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.  On or after May 1, 2014, the Company may redeem the 2010 10½% senior notes at the following percentages of the original principal amount: (i) 105.250% from May 1, 2014 to April 30, 2015; (ii) 102.625% from May 1, 2015 to April 30, 2016; and (iii) 100% from May 1, 2016 and thereafter.

•
Repurchase Obligations by the Company — If there is a change of control of the Company (as defined in the indenture), each holder of the 2010 10½% senior notes may require the Company to purchase their 2010 10½% senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

•
Events of Default — The indenture for the 2010 10½% senior notes also contains events of default including, but not limited to, the following: (i) nonpayment; (ii) defaults in certain other indebtedness of the Company or the guarantors; and (iii) the failure of the Company or the guarantors to comply with their respective covenants in the event of a mandatory redemption, optional redemption, option to repurchase, or a merger, consolidation or sale of assets. Upon an event of default, the holders of the 2010 10½% senior notes or the Trustee may declare the notes due and immediately payable. As of June 30, 2012, the Company is in compliance with all respective covenants pursuant thereto.

Revolving Credit Facility

On April 30, 2010, we entered into a revolving credit facility under the terms of a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. Our revolving credit facility provides for borrowings of up to $50.0 million.  On June 8, 2011 we entered into an amendment of the revolving credit facility with Bank of America, N.A. to increase our borrowing limit to $70 million.  On July 20, 2012, we entered into the third amendment to the revolving credit facility which increased the maximum permitted borrowings to $85.0 million until the initial Maturity Date of April 30, 2013, at which point the amount of the maximum permitted borrowings decreases to $67.5 million and the Maturity Date of the Revolving Credit Facility is extended to April 30, 2014 (the “Extended Maturity Date”).  Additionally, we have the ability until the Extended Maturity Date to request an increase in lending commitments by an additional $10.0 million subject to the requirements of the revolving credit facility.  The third amendment also increased the maximum permitted Senior Notes of the Company issued under the Senior Note Indenture dated as of April 27, 2010 from $75.0 million to $100.0 million.  The loans under our revolving credit facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon our leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. We are able to prepay borrowings under our revolving credit facility at any time without penalty or premium, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. We also pay a commitment fee of 0.75% per annum on the actual daily unused portions of the revolving credit facility.

Our revolving credit facility is secured by a first priority lien on substantially all of our assets, the assets of our non-foreign subsidiaries, the stock of our non-foreign subsidiaries and 66% of the stock of certain of our foreign subsidiaries. In addition, our non-foreign subsidiaries will guarantee our obligations under the revolving credit facility.

The terms of our revolving credit facility limits our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;
•	grant additional liens on our assets;
•	make certain investments or certain acquisitions of substantially all or a portion of another entity’s business or assets;
•	merge with another entity or dispose of our assets;
•	pay dividends;
•	enter into transactions with our affiliates;
•	engage in other lines of business; and
•	repurchase stock.

Additionally, our revolving credit facility requires that we maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest.

Our revolving credit facility includes customary provisions with respect to events of default.

Upon the occurrence and continuation of an event of default under our revolving credit facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable.

Promissory Notes

From time to time, the Company issues short term promissory notes to various foreign financial institutions to finance equipment purchases and working capital needs for our foreign operations. The balance outstanding under these promissory notes as of June 30, 2012 and December 31, 2011 was $11.3 million and $10.7 million, respectively, at weighted average interest rates of 9.6% and 10.1%, respectively.

In January 2011, the Company accrued a liability to pay $1.0 million in connection with the acquisition of STRM LLC.  The total liability is payable in five equal installments on the first, second, third, fourth and fifth anniversary of the closing date of the acquisition.  The balance outstanding for such liability as of June 30, 2012 and December 31, 2011 was $0.8 million and $1.0 million, respectively.

In April 2012, in exchange for insurance services provided, the Company issued two negotiable promissory notes for $2.5 million and $0.2 million at interest rates of 3.29% and 4.25% per annum, respectively. The notes are due January 8, 2013 and March 21, 2013, respectively.

Letter of Credit Facility

In February 2007, the Company entered into a $10.0 million revolving line of credit which was secured by restricted cash. The terms of the letter of credit facility as currently written only allow for letters of credit to be drawn on the available credit; however, the cash balance in excess of the total outstanding letters of credit may be withdrawn at any time. As of June 30, 2012 and December 31, 2011, the letters of credit outstanding were $2.8 million and $5.6 million, respectively.

Capital Leases

In 2011, the Company entered into various sale and leaseback transactions for certain seismic equipment, computer equipment and vehicles that were accounted for as capital leases, with interest rates ranging from 5.0% to 6.3%. The Company received proceeds of $13.2 million and will make monthly payments until maturity dates ranging from March 2013 to September 2013. The balance as of June 30, 2012 was $5.4 million.

In December 2011, the Company entered into a lease transaction for certain heavy equipment that was accounted for as a capital lease with an interest rate of 5.2%. The equipment leased had an initial value of $1.4 million. The Company will make monthly payments until the maturity date of November 2013. The balance as of June 30, 2012 was $0.9 million.

In June 2012, the Company entered into various lease transactions for certain Company vehicles that were accounted for as capital leases, with interest rates ranging from 1.1% to 3.3%. The vehicles leased had an initial value of $1.2 million. The Company will make monthly payments until maturity dates ranging from April 2014 to June 2017. The balance as of June 30, 2012 was $1.1 million.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of the New Notes” and “Description of the Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $50.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m. eastern time on September 27, 2012. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than September 28, 2012, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•
deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent's message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account, including by means of DTC's Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•
prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.       stating the name and address of the holder of old notes and the amount of old notes tendered;

2.       stating that the tender is being made; and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given written notice to the exchange agent.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent's message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•
there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•
any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•
a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•
trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•
an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•
a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•
 any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holders' business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A.
 c/o The Bank of New York Mellon Corporation
 Corporate Trust Operations – Reorg Unit
101 Barclay Street, Floor 7 East
New York, New York 10286
Attention: Diane Amoroso
Telephone: (212) 815-2742
 Fax: (212) 298-1915

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

DESCRIPTION OF THE NEW NOTES

The Company issued the old notes and will issue the new notes pursuant to an Indenture (“Indenture”), dated as of March 28, 2012, by and among the Company, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The new notes are subject to such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof.  As used in this section “Description of the New Notes,” except as otherwise specified, the term “Notes” means the new notes, the old notes and any additional notes that may be issued under the Indenture.  All such notes will vote together as a single class for all purposes of the Indenture.

The following discussion summarizes the material provisions of the Indenture and the registration rights agreement. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of those agreements, including the definition of certain terms, and to the Trust Indenture Act. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are available as set forth below under the caption “—Additional Information.” You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the word “Global” refers only to Global Geophysical Services, Inc. and does not include any of its subsidiaries. Certain other defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture, and all references to “holders” in this description are to registered holders unless otherwise indicated.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes:

•	are general unsecured, senior obligations of Global;

•	are pari passu in right of payment with all existing and future senior Indebtedness of Global (including the 2010 10½% senior notes);

•	are senior in right of payment to all future subordinated Indebtedness of Global;

•	are effectively subordinate in right of payment to all existing and future secured Indebtedness of Global, to the extent of the value of the collateral securing such Indebtedness;

•
are effectively subordinate in right of payment to all existing and future Indebtedness and other liabilities of  Global’s non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to Global or any Guarantor); and

•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of June 30, 2012, after giving effect the offering of the old notes and the application of the proceeds therefrom, Global had total indebtedness of approximately $325.0 million, of which $250.0 million was the notes and the 2010 10½% senior notes, $61.5 million was secured Indebtedness, comprised primarily of our revolving credit facility, none of which would have been junior in right of payment to the notes or the 2010 10½% senior notes and $13.5 million was unsecured indebtedness.

The Guarantees

The notes initially will be guaranteed by each of the Guarantors. Each Subsidiary Guarantee:

•	is a general unsecured, senior obligation of such Guarantor;

•	is pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor (including the 2010 10½% senior notes);

•	is senior in right of payment to all future subordinated Indebtedness of such Guarantor;

•	is effectively subordinate in right of payment to all existing and future secured Indebtedness of such Guarantor, to the extent of the collateral securing that Indebtedness; and

•	is effectively subordinate to all existing and future Indebtedness and other liabilities of Global’s non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to such Guarantor).

Not all of Global’s Restricted Subsidiaries guarantee the new notes. Furthermore, newly created or acquired Restricted Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption “—Certain Covenants—Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to Global. As of June 30, 2012, after giving effect to the offering of the old notes and the application of the proceeds therefrom, the notes would are effectively subordinated to $62.5 million of liabilities (including trade payables) of Global’s non-guarantor Subsidiaries. Global’s non-guarantor Subsidiaries had assets representing approximately 2.4% of the consolidated assets of Global as of June 30, 2012, and revenue representing approximately 40.7% of the consolidated revenues of Global for the six month period ended June 30, 2012.

As of the Issue Date, all of Global’s Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading “—Certain Covenants—Restricted Payments,” Global will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The new notes mature on May 1, 2017. The new notes bear interest at the applicable rate set forth on the cover page of this prospectus from March 1, 2012, or from the most recent interest payment date to which interest has been paid. Interest on the new notes is paid semiannually on May 1 and November 1 of each year, beginning on May 1, 2012.  Global will pay interest to those persons who are holders of record at the close of business on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes were issued in an aggregate principal amount of $50.0 million. Global may issue additional notes under the Indenture from time to time after the date hereof; provided, that any such additional notes are issued as part of the same series as the notes.  Any offering of additional notes will be subject to all of the covenants in the Indenture. The notes and any additional notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes issued will be guaranteed by the Guarantors.

Principal of, and premium and interest on, the notes is payable, and the notes are exchangeable and transferable, at the office or agency of Global in The City of New York maintained for such purposes, which is the office of the trustee or its agent in The City of New York. In addition, interest may be paid, at Global’s option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes are issued in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge is made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary Guarantees

Global’s payment obligations with respect to the notes are jointly and severally guaranteed on a senior, unsecured basis by the Guarantors. All of Global’s Restricted Subsidiaries are Guarantors except for its Foreign Subsidiaries. Additional Domestic Subsidiaries of Global are required to become Guarantors under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” The Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance.” See “Risk Factors—Risks Related to Our Notes—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors.”

The Subsidiary Guarantee of a Guarantor will be released:

(1)           in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Global or a Restricted Subsidiary of Global, if the sale or other disposition complies with the applicable provisions of the indenture;

(2)           in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Global or a Restricted Subsidiary of Global, if the sale or other disposition complies with the applicable provisions of the indenture;

(3)           if such Guarantor is a Restricted Subsidiary and Global designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)            upon Legal Defeasance or Covenant Defeasance as described below under the caption “ —Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “ —Satisfaction and Discharge;” or

(5)           upon the liquidation or dissolution of such Guarantor provided that no Default or Event of Default has occurred and is continuing.

Optional Redemption

The new notes are not redeemable at the option of Global except as described below. Global is not, however, prohibited from acquiring the new notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

On or after May 1, 2014, the new notes are subject to redemption at any time and from time to time at the option of Global, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount redeemed) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

At any time and from time to time before May 1, 2013, Global may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes (which amount includes any additional notes) at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the indenture (which amount includes additional notes, but excludes notes held by Global and its Subsidiaries) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

In addition, at any time and from time to time prior to May 1, 2014, Global may, at its option, redeem all or a portion of the new notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the new notes plus accrued and unpaid interest thereon to the redemption date. Notice of such redemption must be mailed to holders of the new notes called for redemption not less than 30 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “ H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “ Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after May 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on May 1, 2014 (such redemption price being described above in the second paragraph of this “ —Optional Redemption” ) plus (2) all required remaining scheduled interest payments due on the notes through May 1, 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date. Global will (x) calculate the Adjusted Treasury Rate prior to the applicable redemption date and (y) on the second business day prior to such redemption date, deliver an officers’ certificate setting forth the Applicable Treasury Rate and the Applicable Premium and showing the calculation thereof in reasonable detail.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to May 1, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 1, 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by Global to act as Quotation Agent from time to time.

“Reference Treasury Dealer” means any nationally recognized investment banking firm selected by Global that is a primary dealer of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., eastern time, on the third business day immediately preceding the redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “ —Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, all holders of notes have the right to require Global to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Global will mail to each holder of notes a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Global will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Global will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Global’s compliance with such securities laws or regulations.

With respect to any Change of Control Offer, on the Change of Control Payment Date, Global will, to the extent lawful:

(1)           accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof tendered pursuant to the Change of Control Offer; and

(3)           deliver or cause to be delivered to the trustee all notes accepted for purchase together with an officers’ certificate stating the aggregate principal amount of the notes or portions thereof being purchased by Global.

The paying agent will promptly mail to each holder of notes tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes, with such payments to be made through the facilities of The Depository Trust Company (the “Depository”) for all notes in global form, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered by the holder; provided that each note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Global will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable, except as set forth under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.” Except as described above with respect to a Change of Control, the indenture will not contain any provision that permits the holders of notes issued thereunder to require Global to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Global’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under other Indebtedness of Global. In addition, certain events that may constitute a change of control under the agreements governing any such Indebtedness and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of Global and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require Global to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Global. Finally, Global’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our other Indebtedness may prohibit Global from prepaying or purchasing the notes before their scheduled maturity. Consequently, if Global is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, which could result in a Default under the Indenture. A Default under the Indenture may result in a cross-default under other Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Global by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Global and its Restricted Subsidiaries taken as a whole. There is little case law interpreting the phrase “all or substantially all” in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of notes to require Global to repurchase the holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of Global’s properties or assets to a Person or a group based on the Change of Control provisions may be uncertain.

Global will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control if a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture that are applicable to a Change of Control Offer made by Global and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made with respect to the notes in advance of a Change of Control, and conditional upon the occurrence of such Change of Control, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

With respect to the notes, if holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Global, or any third party making a Change of Control Offer in lieu of Global as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Global or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon to the date of redemption.

Asset Sales

Global will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           Global or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (2):

(a)           the assumption of any liabilities (as shown on Global’s or the Restricted Subsidiary’s most recent balance sheet) of Global or any Restricted Subsidiary of Global (other than liabilities that are by their terms subordinated to notes issued under the indenture or any Subsidiary Guarantee) by the transferee of any such assets pursuant to a customary novation agreement that releases Global or the Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by Global or any such Restricted Subsidiary from such transferee that are converted by Global or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received); and

(c)           any stock or assets of the kind referred to in clauses (b) and (d) of the next paragraph.

Within 365  days after the receipt of any Net Proceeds from an Asset Sale, Global or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option:

(a)           to prepay, repay, purchase, repurchase or redeem any secured Indebtedness of Global or any Restricted Subsidiary of Global;

(b)           to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

(c)           to make capital expenditures; or

(d)           to acquire other non-current assets to be used in a Permitted Business.

Pending the final application of any such Net Proceeds, Global may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales described in this paragraph that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

When the aggregate amount of Excess Asset Sale Proceeds exceeds $10 million, Global will be required under the Indenture to make an offer to the holders of notes issued thereunder and the holders of any other Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in the indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the holders of the notes and such holders of such other Senior Indebtedness based upon outstanding aggregate principal amounts) the maximum principal amount of the notes and such other Senior Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate principal amount of notes and other Senior Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, Global and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by the indenture. Upon completion of the offer to purchase, the amount of Excess Asset Sale Proceeds shall be reset at zero.

Global will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.

Global will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Global will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Global’s compliance with such securities laws or regulations.

Certain Covenants

Restricted Payments

Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of Global’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Global or any of its Restricted Subsidiaries) or to the direct or indirect holders of Global’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of Global or declared or paid to Global or any of its Restricted Subsidiaries;

(2)           purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Global) any Equity Interests of Global (other than any such Equity Interests owned by a Restricted Subsidiary of Global);

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation, except a payment of interest or principal at its Stated Maturity; or

(4)           make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(a)           no Default or Event of Default shall have occurred and be continuing; and

(b)           Global would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Global or any of its Restricted Subsidiaries after the Specified Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8) or (9) of the next succeeding paragraph), is less than the sum of:

(i)           50% of the Consolidated Net Income of Global for the period (taken as one accounting period) from the Specified Date to the end of Global’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(ii)           100% of the aggregate net cash proceeds, or the Fair Market Value of assets or property other than cash, received by Global from the issue or sale, in either case, since the Specified Date of (A) Equity Interests of Global (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of Global that have been converted into, or exchanged for, such Equity Interests, together with the aggregate cash received at the time of such conversion or exchange, other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of Global and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

(iii)           in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the indenture or has been merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its properties or assets to or is liquidated into, Global or a Restricted Subsidiary, the lesser of, at the date of such redesignation, merger, consolidation, transfer, disposition or liquidation (A) the book value (determined in accordance with GAAP) of the aggregate Investments made by Global and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the properties or assets disposed of, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary, in each case after deducting any Indebtedness of such Unrestricted Subsidiary, plus

(iv)           to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by Global or any Restricted Subsidiary after the Specified Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) and (B) the amount returned in cash to Global or any of its Restricted Subsidiaries from such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers, in an amount not to exceed the aggregate amount of such Restricted Investment.

The preceding provisions shall not prohibit:

(1)           the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of the Indenture;

(2)           the making of any Restricted Payments described in clause (2) or (3) of the preceding paragraph out of the net cash proceeds of the substantially concurrent sale or issuance (a sale or issuance will be deemed substantially concurrent if such Restricted Payment occurs not more than 60 days after such sale or issuance) (other than to a Restricted Subsidiary of Global) of Equity Interests of Global (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(ii) of the preceding paragraph;

(3)           the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to its Stated Maturity, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for the issuance of, Permitted Refinancing Indebtedness;

(4)           the payment of any dividend or distribution by a Restricted Subsidiary of Global to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis and the payment of any dividend or distribution by Global to the holders of its Disqualified Stock; provided that such Disqualified Stock is issued on or after the Specified Date in accordance with the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(5)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Global held by any current or former employee or director of Global (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock agreement or any other similar employee benefit agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2 million (with unused amounts carried over to subsequent years);

(6)           repurchases of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent all or a portion of the exercise price thereof;

(7)           repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of an Asset Sale, in connection with any change in control offer or asset sale offer required by the terms of such Subordinated Indebtedness, but only if:

(a)           in the case of a Change of Control, Global has first complied with and fully satisfied its obligations under the covenant described under “—Repurchase at the Option of Holders—Change of Control”; or

(b)           in the case of an Asset Sale, Global has complied with and fully satisfied its obligations in accordance with the covenant described under the heading “—Repurchase at the Option of Holders—Asset Sales”;

(8)           the purchase by Global of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(9)           other Restricted Payments in an aggregate amount since the Specified Date not to exceed $10 million;

provided, further, that, with respect to clauses (2), (3), (5), (7) and (9) above, no Default or Event of Default shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment. Not later than the date of making any Restricted Payment, Global will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, Global could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

(3)           Global certifies that such designation complies with this covenant. Any such designation by the Board of Directors shall be evidenced by Global promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding provisions.

The Board of Directors may designate any Subsidiary of Global to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of “Unrestricted Subsidiary,” which requirements include that such designation will be made in compliance with this covenant. For purposes of making the determination as to whether such designation would be made in compliance with this covenant, all outstanding Investments by Global and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described under the caption “—Restricted Payments.” All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (1) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation and (2) the Fair Market Value of such Investments at the time of such designation.

Incurrence of Indebtedness and Issuance of Disqualified Stock

Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” ) any Indebtedness (including Acquired Debt), other than Permitted Debt, and Global shall not issue any Disqualified Stock, and shall not permit any of its Restricted Subsidiaries to issue any preferred stock or any Disqualified Stock; provided , however , that Global or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and any Guarantor may issue preferred stock if Global’s Fixed Charge Coverage Ratio for Global’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by Global or any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities; provided , however , that, immediately after giving effect to any such incurrence, the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (a) 50 million or (b) 15% of Total Assets;

(2)           the incurrence by Global and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the Issue Date, and the related Exchange Notes and Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(3)           the incurrence by Global or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, the net proceeds of which are applied to refinance any Indebtedness incurred in respect of any Indebtedness described under clauses (2), (3), (5), (6), (8), (12), (13) or (14) of this paragraph or incurred pursuant to the first paragraph of this covenant;

(4)           the incurrence by Global or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Global and any of its Restricted Subsidiaries; provided, however, that (A) if Global or any Guarantor is the obligor and a Restricted Subsidiary of Global that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations with respect to the notes and the Subsidiary Guarantees, as the case may be, and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Global or a Restricted Subsidiary of Global and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Global or a Restricted Subsidiary of Global shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Global or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (4);

(5)           the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used in the Permitted Business of Global or a Restricted Subsidiary of Global in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $10 million as of any date incurrence;

(6)           the incurrence by Global or any of its Restricted Subsidiaries of Existing Indebtedness;

(7)           the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(8)           the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Global or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business or assets of Global or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of Global or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Global or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A) and (B) the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Global and its Restricted Subsidiaries in connection with such disposition;

(9)           the guarantee by Global or any Restricted Subsidiary of Indebtedness of Global or a Restricted Subsidiary of Global that was permitted to be incurred by any other provision of this covenant;

(10)           the issuance by a Restricted Subsidiary of Global of Disqualified Stock or preferred stock to Global or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such Disqualified Stock or preferred stock ceasing to be Global or any of its Restricted Subsidiaries or any subsequent transfer of such Disqualified Stock or preferred stock to a Person other than Global or one of its Restricted Subsidiaries, shall be deemed to be an issuance of Disqualified Stock by such Subsidiary that was not permitted by this clause (10);

(11)           the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (A) documentary letters of credit, or surety bonds or insurance contracts, including in connection with insurance premium financing agreements, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by Global or a Restricted Subsidiary of Global, (B) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (1) workers’ compensation or similar liabilities of Global or any of its Restricted Subsidiaries or (2) performance, payment, deposit or surety obligations of Global or any of its Restricted Subsidiaries and (C) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for Global and its Restricted Subsidiaries, and refinancings thereof; and

(12)           the incurrence by Global or any Guarantor of Permitted Acquisition Indebtedness;

(13)           the incurrence by any Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $10 million at any one time outstanding; and

(14)           the incurrence by Global or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $15 million at any one time outstanding.

Neither Global nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Global or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, on substantially identical terms; provided, however, that no Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Global will, in its sole discretion, classify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness or a portion thereof may be classified (or later classified or reclassified) in whole or in part as having been incurred under more than one of the applicable clauses or pursuant to the first paragraph hereof. Indebtedness under any Credit Facility, and any guarantees of such Indebtedness outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable United States dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such United States dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless:

(1)           in the case of Liens securing Subordinated Obligations of Global or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the notes or Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

(2)           in the case of Liens securing Senior Indebtedness of Global or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Global to:

(1)           (x) pay dividends or make any other distributions to Global or any of its Restricted Subsidiaries on its Capital Stock or (y) pay any Indebtedness owed to Global or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2)           make loans or advances to Global or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to Global or any of its Restricted Subsidiaries.

However, the restrictions in the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(a)           contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to any Existing Indebtedness and the related documentation (including any Credit Facilities that are refinanced with the net proceeds from the issuance of the notes on the Issue Date) and any Hedging Obligations and the related documentation;

(b)           the indenture, the notes and the Subsidiary Guarantees;

(c)           any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions of the indenture;

(d)           applicable law or any applicable rule, regulation or order;

(e)           any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any property or assets, of a Person acquired by Global or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person’s subsidiaries, so acquired; provided , that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(f)           restrictions of the nature described in clause (3) above by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(g)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(h)           any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(i)           provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, agreements relating to Sale/Leaseback Transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(j)           encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the indenture from time to time;

(k)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(l)           any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(m)           any encumbrance or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Global, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n)           restrictions imposed by law.

Merger, Consolidation or Sale of Assets

Global will not consolidate or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person unless:

(1)           Global is the resulting, transferee or surviving Person or the resultant, transferee or surviving Person (if other than Global) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Global under the indenture, the notes and, if then in effect, under the registration rights agreement; provided , that unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by such supplemental indenture;

(2)           immediately before and after such transaction no Default or Event of Default has occurred and is continuing;

(3)           except in the case of a consolidation or merger of Global with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to Global or a Restricted Subsidiary, either (a) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Global or the resultant, transferee or surviving Person (if other than Global) would have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Global immediately prior to such transaction, or (b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Global or the resultant transferee or surviving Person (if other than Global) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(4)           Global will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture.

The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Global in accordance with the foregoing, in which Global is not the surviving corporation, the surviving Person formed by such consolidation or into which Global is merged or to which such conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Global under the indenture and the notes with the same effect as if such surviving Person had been named as such, and in the case of any transfer of all (but not less than all) of the assets of Global in accordance with the foregoing, Global will be released from all of its obligations under the notes and the indenture.

In addition, Global may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Global will not permit any Guarantor to consolidate with or merge with into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1)           the resulting, surviving or transferee Person will expressly assume all of the obligations of such Guarantor under its Subsidiary Guarantee and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been incurred by such Person at the time of such transaction), no Default or Event of Default will have occurred or be continuing; and

(3)           Global will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture;

provided , however , that the foregoing will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of Global and the other terms of the indenture, including the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” are complied with.

Additional Subsidiary Guarantees

If Global or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

Global will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Global or any other Guarantor thereof unless such Restricted Subsidiary is a Guarantor or simultaneously becomes a Guarantor of the notes and executes a supplemental indenture and delivers an opinion of counsel satisfactory to the trustee, which Subsidiary Guarantee (i) if such other Indebtedness is a Subordinated Obligation, will be senior to such other guarantee with the same priority that the notes or the Subsidiary Guarantees, as applicable, have to such Subordinated Obligation, and (ii) if such other indebtedness is Senior Indebtedness, will be pari passu with such other guarantee.

Transactions with Affiliates

Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”) unless:

(1)           such Affiliate Transaction is on terms that are no less favorable to Global or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by Global or such Restricted Subsidiary with an unrelated Person; and

(2)           Global delivers to the trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, an opinion as to the fairness to Global and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

provided , that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the preceding paragraph:

(1)           any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement entered into by Global or any of its Restricted Subsidiaries in the ordinary course of its business;

(2)           transactions between or among (A) Global and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries;

(3)           the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided , however , that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not materially and adversely affect the rights of any holders of the notes (as determined in good faith by an officer of Global, and, if such amendment, modification or supplement involves aggregate consideration in excess of $5 million, as determined in good faith by the Board of Directors) as compared to the terms of the agreement in effect on the Issue Date;

(4)           loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(5)           maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(6)           fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Global or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(7)           sales of Equity Interests of Global (other than Disqualified Stock) to Affiliates of Global or any of its Restricted Subsidiaries; and

(8)           Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Global will furnish to the trustee and each holder of the notes, within the time periods specified in the Commission’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Global were required to file such reports; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if Global were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Global’s consolidated financial statements by Global’s certified independent accountants. In addition, Global will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time Global is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Global will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Global agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the preceding, the Commission will not accept Global’s filings for any reason, Global will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Global were required to file those reports with the Commission.

In addition, Global and the Guarantors agree that, for so long as any notes remain outstanding, at any time Global is not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Global will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following constitute an Event of Default:

(1)           default for 30 days in the payment when due of interest on the notes;

(2)           default in payment when due of the principal of or premium, if any, on the notes;

(3)           failure by Global or any of its Restricted Subsidiaries to comply with the provisions described above under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets,” “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” and such failure continues for 30 days after written notice is given to Global as provided below;

(4)           failure by Global or any of its Restricted Subsidiaries to comply with any of other agreement in the indenture or the notes (other than a failure that is subject to clause (1), (2) or (3) above) and such failure continues for 60 days after written notice is given to Global as provided below;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Global or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Global or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a)           is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)           results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $10 million or more;

(6)           failure by Global or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           the occurrence of certain events of bankruptcy or insolvency with respect to Global, any Significant Subsidiary or any group of Subsidiaries that when taken together would constitute a Significant Subsidiary; and

(8)           except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the indenture or the release of any such Subsidiary Guarantee in accordance with the indenture).

A Default under clause (3) or clause (4) above is not be an Event of Default until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify Global of the Default and Global does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare all notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Global, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in principal amount of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice from holders of the notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or any premium) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (5) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of the notes, if within 60 days after such Event of Default first arose Global delivers an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been paid or discharged, (2) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been otherwise cured; provided , however , that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The holders of a majority in principal amount of the outstanding notes by notice to the trustee may on behalf of all holders of the notes (1) waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the notes and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived and certain other conditions, as specified in the indenture, have been satisfied.

Global will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and Global will be required upon becoming aware of any Default or Event of Default under the indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Global or any of its Subsidiaries, as such, shall have any liability for any obligations of Global or any Guarantor under the notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Global may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the Indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)           the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the trust referred to below;

(2)           Global’s obligations with respect to holders of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the trustee and Global’s obligations in connection therewith; and

(4)           the Legal Defeasance provisions of the indenture.

In addition, Global may, at its option and at any time, elect to have the obligations of Global and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described above under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)           Global must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Global must specify whether the notes are being defeased to their stated maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, Global shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Global has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, Global shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit) or insofar as Defaults from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st  day after the date of deposit;

(5)           such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Global or any of its Restricted Subsidiaries is a party or by which Global or any of its Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6)           Global shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)           Global must deliver to the trustee an officers’ certificate stating that the deposit was not made by Global with the intent of preferring the holders of the notes over the other creditors of Global with the intent of defeating, hindering, delaying or defrauding creditors of Global or others; and

(8)           Global must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture) when:

(a)           either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has heretofore been deposited in trust and thereafter repaid to Global) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Global has irrevocably deposited or caused to be deposited with the trustee funds in trust solely for the benefit of the holders, in the form of cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of stated maturity or redemption;

(b)           no Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Global is a party or by which Global is bound;

(c)           Global has paid or caused to be paid all sums due and payable by it under the indenture; and

(d)           Global has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at stated maturity or the redemption date, as the case may be.

In addition, Global must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Global may require such holder to pay any taxes and fees required by law or permitted by the Indenture. Global is not required to transfer or exchange any notes selected for redemption. Also, Global is not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or compliance with any provision of the Indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount the outstanding notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)           reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)           reduce the rate of or change the time for payment of interest on any note;

(4)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any note payable in money other than that stated in such note;

(6)           make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (except as permitted by clause (7) below);

(7)           waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)           make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, Global, the Guarantors and the trustee may without the consent of any holder thereof amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated notes in addition to or in place of certificated notes;

(3)           to provide for the assumption of Global’s or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Global’s or such Guarantor’s properties or assets, including the addition of any required co-issuer of the notes;

(4)           to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5)           to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)           to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, to evidence or provide for the acceptance of appointment of a successor trustee or to add any additional Events of Default, in each case, as provided in the Indenture;

(7)           to secure the notes;

(8)           to conform the text of the Indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to set forth, verbatim or in substance, a provision of the Indenture, the notes or the Subsidiary Guarantees; or

(9)           to provide for the issuance of Exchange Notes and related Subsidiary Guarantees or additional notes and related Subsidiary Guarantees.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of Global, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and the Subsidiary Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the registration rights agreement without charge by writing to Global Geophysical Services, Inc., 13927 South Gessner Road, Missouri City, Texas 77489, Attention: Senior Vice President and Chief Financial Officer.

Book-Entry, Delivery and Form

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The old notes were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the notes were issued in registered, global form in minimum denominations of $2,000   and integral multiples of $1,000 in excess thereof.

Rule 144A Notes initially are represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially are represented by one or more notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes”). The Rule 144A Global Notes and the Regulation S Global Notes (the “Global Notes”) were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a restrictive legend. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Global takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC advised Global that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC also advised Global that, pursuant to procedures established by it:

(1)           upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)           ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Global and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Global, the trustee nor any agent of Global or the trustee has or will have any responsibility or liability for:

(1)           any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)           any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC advised Global that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the Guarantors or Global. Neither Global nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Global, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC advised Global that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Global, the Guarantors, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)           DTC (a) notifies Global that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Global fails to appoint a successor depositary within 90 days;

(2)           Global, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3)           there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

Global will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Global will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Global expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Global that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

 Registration Rights; Additional Interest

Global and the Guarantors have entered into a registration rights agreement with the initial purchasers with respect to the notes. Pursuant to the registration rights agreement, Global and the Guarantors agreed to file with the Commission this exchange offer registration statement. Upon the effectiveness of this registration statement, Global and the Guarantors will offer to the holders of the Transfer Restricted Securities (as defined below) who are able to make certain representations the opportunity to exchange Transfer Restricted Securities for exchange notes having substantially identical terms. If (1) Global and the Guarantors are not required to file the exchange offer registration statement or to consummate the registered exchange offer because the registered exchange offer is not permitted by applicable law or Commission policy or (2) any holder of Transfer Restricted Securities notifies Global and the Guarantors within 20 business days following consummation of the registered exchange offer that (A) it is prohibited by law or Commission policy from participating in the registered exchange offer, (B) it may not resell exchange notes that it acquires in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns notes acquired directly from Global or an affiliate of Global, Global and the Guarantors will file with the Commission a shelf registration statement to cover resales of notes by holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, “Transfer Restricted Securities” means each note until (1) the date on which such note has been exchanged for an exchange note by a person other than a broker-dealer in the registered exchange offer, (2) following the exchange of such note for an exchange note by a broker-dealer in the registered exchange offer, the date on which the exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act; provided that a note will not cease to be a Transfer Restricted Security for purposes of the exchange offer by virtue of this clause (4).

The registration rights agreement provides that:

(1)           Global and the Guarantors will commence the registered exchange offer and use their reasonable best efforts to issue on or prior to the date that is 45 days after the date on which the exchange offer registration statement became effective, exchange notes in exchange for all notes tendered prior thereto in the registered exchange offer; and

(2)           if obligated to file the shelf registration statement, Global and the Guarantors will use their reasonable best efforts to file the shelf registration statement with the Commission on or prior to the date that is 30 days after such filing obligation arises and to cause the shelf registration to become effective on or prior to the date that is 90 days after the date upon which Global and the Guarantors are obligated to make such filing.

If (a) Global and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (b) any of such registration statements does not become effective on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), or (c) Global and the Guarantors fail to consummate the registered exchange offer within 45 days of the Effectiveness Target Date with respect to the exchange offer registration statement, or (d) the shelf registration statement or the exchange offer registration statement becomes effective but thereafter ceases to be effective or usable during the periods specified in the registration rights agreement without being succeeded in 30 days by another registration statement (each such event referred to in clauses (a) through (d) above, a “Registration Default”), then Global will pay additional interest to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of such Transfer Restricted Securities held by the holder. The amount of additional interest will increase by an additional $0.05 per week per $1,000 principal amount of such notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest of $0.50 per week per $1,000 principal amount of the notes. All accrued additional interest with respect to the notes will be paid by Global on each interest payment date to the holders of the notes in the same manner as other interest on the notes. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of notes will be required to make certain representations to Global (as described in the registration rights agreement) in order to participate in the registered exchange offer. Holders of the notes will additionally be required to deliver information to be used in connection with any shelf registration statement and to provide comments on any such shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth above.

 Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “ controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” and the use of the term “Affiliates” thereunder, beneficial ownership of 10% or more of the voting securities of a specified Person shall be deemed to be control by the owner thereof.

“Asset Sale” means:

(1)           the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction) other than in the ordinary course of business, or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to Global or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”); and

(2)           the issue or sale by Global or any of its Restricted Subsidiaries of Equity Interests of any of Global’s Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, that have a Fair Market Value in excess of $2.5 million; provided that the following will not be deemed to be Asset Sales:

(1)           (x) any sale, exchange, transfer or other disposition of inventory, equipment, accounts receivable (or the discounting thereof), data assets or other assets or rights in the ordinary course of business, including any Non-Monetary Exchanges;

(2)           a transfer of assets by Global to a Restricted Subsidiary of Global or by a Restricted Subsidiary of Global to Global or to a Restricted Subsidiary of Global;

(3)           an issuance or sale of Equity Interests by a Restricted Subsidiary of Global to Global or to another Restricted Subsidiary of Global;

(4)           (A) a Permitted Investment or (B) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5)           the trade, sale or exchange of Cash Equivalents;

(6)           the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

(7)           the abandonment or relinquishment of assets in the ordinary course of business;

(8)           any lease of assets entered into in the ordinary course of business and with respect to which Global or any Restricted Subsidiary of Global is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

(9)           the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(10)           the creation or perfection of a Lien on any assets (or any income or profit therefrom) of Global or any of its Restricted Subsidiaries that is not prohibited by any covenant of the indenture;

(11)           the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(12)           sales or grants of non-exclusive licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and non-exclusive licenses, leases or subleases of other assets, of Global or any of its Restricted Subsidiaries to the extent in the ordinary course of business and not materially interfering with the business of Global and its Restricted Subsidiaries, and the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

(13)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Board of Directors” means the Board of Directors of Global or any committee thereof duly authorized to act on behalf of such Board.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3)           certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having one of the two highest ratings obtainable from Moody’s or S&P with maturities of not more than one year from the date of acquisition; and

(6)           money market funds 95% of the assets of which constitute Cash Equivalent of the types described in clauses (1) – (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)            any direct or indirect sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons as that term is used in Section 13(d)(3) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) other than to Global or a Restricted Subsidiary of Global;

(2)           the approval by the holders of Capital Stock of Global of any plan or proposal for the liquidation or dissolution of Global;

(3)           the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of Global by any Person or Group that, as a result of such acquisition, either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of Global’s then outstanding Voting Securities (measured by voting power rather than number of shares) or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or

(4)           the first day on which a majority of the members of the Board of Directors of Global are not Continuing Directors.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of any commodity, in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1)           an amount equal to any extraordinary, unusual or nonrecurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

(2)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(3)           Fixed Charges of such Person and its Restricted Subsidiaries for such period to the extent that any such expense or charge was deducted in computing such Consolidated Net Income, plus

(4)           unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income, plus

(5)           depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus

(6)           non-cash items increasing such Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the specified Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided , that

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary (Global’s equity in the net loss of any such Person for such period will be included in determining Consolidated Net Income);

(2)           the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that (a) Global’s equity in the income of any such Restricted Subsidiary for such period will be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Global or another Restricted Subsidiary as a dividend or other distribution and (b) Global’s equity in the net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)           the cumulative effect of a change in accounting principles shall be excluded;

(4)           any non-cash impairment charges resulting from the write-down of non-current assets shall be excluded, as if such write-down had not occurred;

(5)           to the extent deducted in the calculation of Net Income, any charges associated with any write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to Consolidated Net Income; and

(6)           any unrealized non-cash gains or losses in respect of hedges and other derivatives (including those under FASB ASC 815) shall be excluded.

“Continuing Directors” means as of any date or for any period of determination, any member of the Board of Directors of Global who (i) was a member of such Board of Directors on the first day of such period or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to Global or any of its Restricted Subsidiaries, one or more debt facilities, commercial paper facilities or Debt Issuances, including the revolving credit facility, with banks, investment banks, insurance companies, mutual funds, hedge funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Currency Hedging Agreements” means, at any time as to any Person, any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates.

“Currency Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Currency Hedging Agreements.

“Debt Issuances” means, with respect to Global or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

Notwithstanding the preceding paragraph, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Global or any of its Restricted Subsidiaries to repurchase Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Global or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Global formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Global.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of Global or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of Global and sales of Disqualified Stock) made for cash after the Issue Date.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Notes” means notes registered under the Securities Act that are issued under the indenture in exchange for the notes initially issued under the indenture pursuant to the Exchange Offer or in replacement of any such initially issued notes pursuant to the Shelf Registration Statement.

“Existing Indebtedness” means the aggregate Indebtedness of Global and its Restricted Subsidiaries outstanding on the Issue Date.

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Global or any Restricted Subsidiary, the fair market value of such consideration as determined (unless otherwise specified in the indenture) in good faith by the Board of Directors of Global, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates in connection with the conduct of its business and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If Global or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance, repurchase or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to any expense, cost reductions and operating improvements that have occurred or are reasonably expected to occur in accordance with Regulation S-X promulgated by the Commission and any regulation or policy related thereto;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges are not obligations of the specified Person or any of its Restricted Subsidiaries on the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2)           the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)           any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4)           all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Global (other than Disqualified Stock).

“Foreign Subsidiary” means any Restricted Subsidiary of Global that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are applicable at the date of determination.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1)           each of Global’s Domestic Subsidiaries as of the Issue Date;

(2)           each of Global’s Domestic Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain Covenants—Additional Subsidiary Guarantees”; and

(3)           each of Global’s other Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to guarantee the obligations of Global under, or to be bound by the terms of the indenture;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1)           the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2)           reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3)           Capital Lease Obligations of such Person;

(4)           obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

(5)           Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6)           preferred stock of a Restricted Subsidiary that is not a Guarantor (but excluding, in each case, any accrued dividends);

in the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with FASB ASC 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication:

(A)           obligations or indebtedness of other Persons of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s obligation or indebtedness or the Fair Market Value of such asset; and

(B)           to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of other Persons of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Global or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Global such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Global, Global, or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

“Issue Date” means the first date on which the notes are issued, authenticated and delivered under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary, unusual or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by Global or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers’ fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and (v) any reserve for adjustment (whether or not placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Monetary Exchange” means the grant by Global or any of its Restricted Subsidiaries to a customer of a non-exclusive license to selected data from its data library in exchange for ownership of separate seismic data supplied by such customer.

“Non-Recourse Indebtedness” means Indebtedness:

(1)           as to which neither Global nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)           the incurrence of which will not result in any recourse against any of the assets of Global or its Restricted Subsidiaries; and

(3)           no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Global or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, premium (if any), interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Global or its Restricted Subsidiaries (whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Global or any Guarantor to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into Global or a Guarantor; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into Global or a Guarantor, as applicable, after giving pro forma effect thereto, (a) Global would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” or (b) the Fixed Charge Coverage Ratio for Global would be greater than the Fixed Charge Coverage Ratio for Global immediately prior to such transaction.

“Permitted Business” means, with respect to Global and its Restricted Subsidiaries:

(1)           any business engaged in by Global or any of its Restricted Subsidiaries on the Issue Date; and

(2)           any business that is a reasonable extension, development or expansion of, or reasonably related to, any of the businesses referred to in clause (1).

“Permitted Investments” means:

(1)           any Investment in Global or in a Restricted Subsidiary of Global;

(2)           any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

(3)           any Investment by Global or any Restricted Subsidiary of Global in a Person, if as a result of such Investment:

(a)            such Person becomes a Restricted Subsidiary of Global; or

(b)           such Person is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to, or is liquidated into, Global or a Restricted Subsidiary of Global;

(4)           any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a)           an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(b)           a disposition of assets that does not constitute an Asset Sale;

(5)           any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Global;

(6)           any Investment received in settlement of debts, claims or disputes owed to Global or any Restricted Subsidiary of Global that arose out of transactions in the ordinary course of business;

(7)           any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

(8)           advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(9)           advances and loans to employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of Global in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans; provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $2 million;

(10)           other Investments by Global or any Restricted Subsidiary of Global in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed $10 million;

(11)           Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of Global permitted under clauses (4) and (8) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(12)           Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging commodity, currency or interest rate risk in connection with the conduct of the business of Global and its Subsidiaries and not for speculative purposes;

(13)           any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; and

(14)           Investments pursuant to agreements and obligations of Global and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to Global or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced.

“Permitted Liens” means:

(1)           Liens securing Indebtedness incurred under Credit Facilities pursuant to clause (1) of the definition of “Permitted Debt;”

(2)           Liens granted in favor of Global or the Guarantors;

(3)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the definition of “Permitted Debt” covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4)           Liens existing on the Issue Date;

(5)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(7)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(8)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(9)           any interest or title of a lessor under any Capital Lease entered into by Global or any of its Subsidiaries in the ordinary course of its business and covering only the property or assets so leased;

(10)           Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Global or any of its Subsidiaries on deposit with or in possession of such bank;

(11)           Liens to secure Hedging Obligations of Global and its Restricted Subsidiaries, in each case incurred in the ordinary course of business and not for speculative purposes;

(12)           liens on property or assets of a Person existing at the time (a) such Person is merged with or into or consolidated with Global or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Global or a Restricted Subsidiary; provided , that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any property or assets other than those of the Person merged into or consolidated with Global or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property or assets in the case of such other acquisition in the case of clause (b) or (c);

(13)           Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided that (a) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)           Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Global or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds and permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(15)           any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Global or any Restricted Subsidiary;

(16)           any Liens securing industrial development, pollution control or similar bonds; and

(17)           Liens incurred in the ordinary course of business of Global or any Restricted Subsidiary of Global with respect to Indebtedness that does not exceed in aggregate principal amount (or accreted value, as applicable) $7.5 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Global or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Global or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness, provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus fees and expenses incurred in connection therewith, including any premium or defeasance cost);

(2)           such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is not incurred by a Restricted Subsidiary of Global if Global is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to clause (1) of the definition of “Permitted Debt” shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of Global shall be Restricted Subsidiaries of Global.

“Revolving credit facility” means the revolving credit facility as evidenced by the credit agreement among Global, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Credit Suisse, as syndication agent, and the lenders described therein, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time with another revolving credit facility.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by Global or a Restricted Subsidiary on the Issue Date or thereafter acquired by Global or a Restricted Subsidiary whereby Global or a Restricted Subsidiary transfers such property or assets to a Person (other than Global or a Restricted Subsidiary) and Global or a Restricted Subsidiary leases such property or assets from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, (A) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed and (B) all other Obligations of such Person in respect of Indebtedness described in clause (A) above, unless, in the case of clauses (A) and (B), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include:

(1)           any obligation of such Person to Global or any Affiliate of Global;

(2)           any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

(3)           any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)            any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5)           the portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture; and

(6)           any Capital Stock.

“Significant Subsidiary” means any Subsidiary of Global that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Date” means April 27, 2010.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of Global (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person,

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of the notes and the Exchange Notes by each of the Guarantors pursuant to the indenture.

“Total Assets” means the total consolidated assets of Global and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Global then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that had occurred after such balance sheet date and on or prior to such date of determination.

“Unrestricted Subsidiary” means: (1) any Subsidiary of Global (including any newly acquired or newly formed Subsidiary of Global) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an officers’ certificate delivered to the trustee; and (2) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary.

The Board of Directors may designate any Subsidiary of Global to become an Unrestricted Subsidiary if it:

(1)           has no Indebtedness other than Non-Recourse Indebtedness;

(2)            is not party to any agreement, contract, arrangement or understanding with Global or any Restricted Subsidiary of Global unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Global or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Global;

(3)           is a Person with respect to which neither Global nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Global or any of its Restricted Subsidiaries;

(5)           does not own any Capital Stock of, or own or hold any Lien on any property of, Global or any Restricted Subsidiary of Global; and

(6)            would constitute an Investment which Global could make in compliance with the covenant under the caption “—Certain Covenants—Restricted Payments.”

Notwithstanding the preceding, if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF THE OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before September 19, 2012, or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days after such filing, then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to one-half of one percent (0.50%) per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.5% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of the New Notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer.  It deals only with the ownership and disposition of the new notes by holders who purchased the old notes for cash in the initial offering at their initial offering price.  The summary does not address special classes of noteholders, such as, but not limited to, partnerships and other pass-through entities, dealers in securities or currencies, life insurance companies, tax exempt entities, persons that hold a note in connection with an arrangement that completely or partially hedges the note, securities traders that use a mark-to-market method of accounting, banks, persons holding notes as part of a conversion transaction, a constructive sale or a straddle, certain former citizens or residents of the United States or persons whose functional currency is not the United States dollar. In addition, this summary does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to produce United States federal income tax consequences different from those discussed below.

We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

You should consult their own tax advisors concerning the United States federal income and estate tax and any state or local income or franchise tax consequences in their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The Exchange Offer

The exchange of the old notes for the new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.  Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer.  The holding period for a new note will include the holding period of the old note exchanged pursuant to the exchange offer, and the initial tax basis in the new note will be the same as the adjusted tax basis in the old note as of the time of the exchange.  The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

United States Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner that is, for purposes of United States federal income taxation, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source and (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a United States person on that date and elected to be treated as a United States person at all times thereafter.

If an entity treated as a partnership for United States federal income tax purposes holds new notes pursuant to the exchange offer, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds the new notes should consult its own tax advisors.

Payments of Interest

You will generally be required to report stated interest on your new notes as ordinary income at the time you receive the interest or when it accrues, depending on your regular method of accounting for United States federal income tax purposes.

Original Issue Discount

Because the issue price of the notes is less than the stated principal amount of the notes by more than a de minimis amount, the notes will be issued with original issue discount (“OID”) for United States federal income tax purposes in an amount equal to that difference. The issue price is generally the first price at which a substantial amount of the notes is sold for money to the public (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this prospectus. U.S. Holders will include this OID in income based on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasing amounts of OID over the life of the notes. The amount of OID includible in income with respect to each note will be the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year in which a U.S. Holder holds the note. The daily portion will be determined by allocating to each day in each “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to the note may be of any length selected by the holder and may vary in length over the term of the note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period will equal the excess of (a) the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (as determined by us, and properly adjusted for the length of the accrual period) over (b) the sum of the payments of stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period will equal the issue price of the note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the note, other than stated interest payments.

Sale, Exchange, Redemption, or Other Disposition

A U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than the exchange of a note for an exchange note as described above), redemption, retirement or other taxable disposition of a note, equal to the difference between the amount realized (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income by the U.S. Holder) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be its cost for such note increased by any OID previously included in income with respect to the note and decreased by any payments of principal received. Such gain or loss (if the note is held as a capital asset) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Net long-term capital gains of individual U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal and interest (including the accrual of OID) on a note and the proceeds of the sale of a note before maturity within the United States to non-exempt U.S. Holders. Backup withholding, currently at a rate of 28%, will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and to certify that it is not subject to backup withholding or otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes with regard to the exchange offer.

Non-U.S. Holders

This discussion describes the tax consequences to a “non-U.S. Holder” owning and disposing of the new notes issued pursuant to the exchange offer.  A “non-U.S. Holder” is a beneficial owner of a note (other than a partnership or other pass through entity) that is not a U.S. Holder.

Payments of Interest

If you are a non-U.S. Holder of notes, payments of stated interest and OID made to or accrued by you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below. Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, no withholding of United States federal income tax will be required with respect to payments of principal, stated interest and OID made to or accrued by you provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have provided the required certifications set forth in Section 871(h) and Section 881(c) of the Code as described in the immediately following paragraph.

To qualify for the exemption from withholding tax with respect to the notes , you generally will be required to provide in the year in which a payment under the notes occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner of the note and are not a U.S. Holder; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or a substantially similar substitute form and you must inform the recipient of any change in the information on the statement within 30 days of such change.

If you are engaged in a United States trade or business and interest received, and OID accrued, by you on a note is effectively connected with your conduct of such trade or business (and, in the case of tax treaties, is attributable to a permanent establishment or fixed base in the United States), you will be exempt from the withholding of United States federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive (including OID that you accrue) on a net income basis in the same manner as if you were a U.S. Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if a treaty is applicable and you provide a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable income tax treaty.

Sale, Exchange or Retirement of New Notes

You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of notes unless:

•
the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base you maintain) which, in the case of a corporate Non-U.S. holder, may also give rise to a branch profits tax; or

•
you are an individual, you hold your notes as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition, you meet certain other conditions, and you are not eligible for relief under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 28%) and information reporting may apply to payments of principal of, premium, if any, and interest (including the accrual of OID) on, and proceeds of a sale or exchange of, a note, unless the non-U.S. Holder certifies its non-U.S. status on IRS Form W-8 (or another applicable form).

Foreign Account Tax Compliance Act

Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act (“FATCA”) was enacted March 18, 2010. Under FATCA as initially enacted, if the notes are issued on or before March 18, 2012, FATCA will generally not apply to the notes. Recently issued proposed Treasury Regulations extended the grandfathering date and provide that FATCA will generally not apply to notes that are outstanding on January 1, 2013. The proposed regulations are not effective until finalized, however, and, unless so finalized, holders will not be entitled to rely on the proposed extension of the grandfather date. If FATCA does apply to the notes, FATCA generally will impose a withholding tax of 30 percent on interest income on a note and the gross proceeds of a disposition of a note paid to a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on interest income from a note and the gross proceeds of a disposition of a note paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly own more than 10 percent of the entity. Under certain circumstances, a non-U.S. Holder of the notes might be eligible for refunds or credits of such taxes, and a non-U.S. Holder might be required to file a United States federal income tax return to claim such refunds or credits. This legislation generally is effective for payments of interest made after December 31, 2013, and for payments made in respect of gross proceeds from sales or other dispositions after December 31, 2014 on notes issued after March 18, 2012 (or January 1, 2013, if the proposed Treasury Regulations become effective). Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market−making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over−the−counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and guarantees offered hereby has been passed upon for us by Carter Ledyard & Milburn LLP, New York, New York and the authorization and execution of the notes has been passed upon for us by Chamberlain, Hrdlicka, White, Williams & Aughtry, Houston, Texas.

EXPERTS

The financial statements incorporated by reference in this prospectus of Global Geophysical Services, Inc. as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been audited by UHY LLP, independent registered public accounting firm, as stated in their report thereon, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

Global Geophysical Services, Inc.

Offer to Exchange

All outstanding unregistered 10½% Senior Notes due 2017 for
10½% Senior Notes due 2017
($50,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

_______

PROSPECTUS

 September 5, 2012
_______